Exhibit 99.1

SILICON VALLEY BANK

January 16, 2003

4:00 p.m. CST

Coordinator

Good afternoon, and welcome to the Silicon Valley Bancshares fourth quarter 2002 financial results conference call.  All parties will able to listen only until the question and answer session of the conference.  This call is being recorded for replay purposes at the request of Silicon Valley Bank.  If anyone has any objections you may disconnect at this time.  I would now like to turn the call over to your moderator.  Ma’am, you may begin.

L. Bertolet

Thank you.  Good afternoon, and thank you for joining our call.  This is Lisa Bertolet, Investor Relations Manager for the bank, and we would like to start the meeting by reading our Safe Harbor disclosure.  This presentation may contain projections or other forward-looking statements regarding future events or the future financial performance of the company.  We wish to caution you that such statements are just predictions and that actual events or results may differ materially.

We refer you to the documents the company files from time to time with the Securities and Exchange Commission, specifically the company’s last filed form 10-K, filed March 19, 2002.  These documents contain and identify important risk factors that could cause the company’s actual results to differ materially from those contained in our projections or other forward-looking statements.  Now I’d like to turn the call over to our President and Chief Executive Officer, Ken Wilcox.

K. Wilcox

Thank you.  Hello and welcome.  This is Ken Wilcox, CEO of Silicon Valley Bancshares.  Looking back on 2002, I am inspired by our endurance in the face of the worst business downturn most of us have ever seen.  The efforts of Silicon Valley Bancshares’ employees to focus and intensify their efforts allowed us to maintain a relatively steady course while all around us companies were foundering or sinking.

This past year we’ve seen the continued free fall of interest rates, an almost 75% drop in venture capital investment and nearly non-existent IPO activity this year.  Despite this we’ve added new clients, stabilized deposit balances and held steady on net interest margins.  We’ve enjoyed record loan levels for several quarters and have continued to grow this critical part of our business by 2% this quarter.  At the same time, we’ve maintained extremely high credit quality, slightly lowering non-performing loans to 1% of total gross loans.

There’s an old saying that what doesn’t kill you makes you stronger.  As challenging as recent quarters and years have been for the entire business community, I can say with confidence that Silicon Valley Bancshares is a better and more effective company today than it was three years ago.  The relentless global economic downturn has driven us to refine our internal focus toward executing more effectively on those metrics within our control.  As a result, we’ve become more enterprising and efficient in every aspect of our business.

One example of this is an intensified focus on expanding our success with life sciences and mature corporate technology clients.  Our commercial banking group has already built impressive momentum with clients in these key areas fueled by Silicon Valley Bancshares’ long-standing commitment to entrepeneurialism and by our singular service-oriented approach.  These unique aspects of the company’s character have allowed us to gain market share as other banks have consolidated or dropped out of these challenging markets altogether.

We’re beginning to see the fruits of our continued diversification into complimentary products and services to meet the needs of companies at all stages.  Our corporate technology clients have responded positively to expansion of our online and international banking services, and to the array of investment opportunities offered by SVB Securities.  Revenues from Alliant Partners, Silicon Valley Bancshares’ M&A subsidiary, were up this quarter; a shift that we see as part of a larger though volatile trend.

Our merchant bank continues to see better than industry average returns on pre-2000 vintage funds and has significant uncalled capital in its newer funds.  Our private bank is rolling out new products as we speak, and we’re nearing the completion of our target product set for those clients.  I am happy to say that we’ve also been successful in filling a key leadership role with the appointment of Larry Lopez, former Managing Director of SVB Securities, as president of the private bank.

This extended economic downturn has been a challenging one, and although we continue to see a leveling off of certain negative trends, we believe there are more challenges ahead.  We expect 2003 to be very much like 2002 in terms of market conditions, interest rates and momentum.  In response, we are actively refining and improving our execution, deepening our client base in markets where we have already established ourselves as a committed partner, tightly controlling expenses, and diversifying service offerings to meet a broader range of client needs.  At the heart of this activity will be Silicon Valley Bancshares’ employees, whose hard work and commitment have enabled the company to grow and prosper however modestly in these most difficult times.

Like many companies, we have been humbled by the length and severity of the recession, and while we’re inclined to stress our optimism and the proactive ways in which we’re dealing with this difficult business climate, the fact is that we don’t know any better than you do when conditions are going to improve.  While we’re cautiously optimistic about 2003 and beyond, we’re not counting on a market recovery in the near future.  What we are counting on is the need to ensure that our client relationships and service offerings are the best they can possibly be.

Our strategy is to forge ahead and to do everything in our power to ensure modest growth regardless of a market up tick.  While we’ll certainly make the most of economic recovery when it finally comes we’re prepared for a long battle and ready to do what it takes to succeed in the current market.  Thank you very much, and with that I’d like to turn it over to Lauren Friedman, our CFO.

L. Friedman

Thank you, Ken.  Good afternoon.  Fourth quarter results reflect many successes for Silicon Valley Bancshares, but there were also some disappointments.  As we announced in our press release, fourth quarter net income was $0.28 per share, down $0.01 per share from the previous quarter.

The good news is that on most of the items over which we have control we performed well.  We set record-high average loan balances for each of the last three quarters while our credit quality continues to excel.  We held our net income margin reasonably steady despite the November Fed interest rate reduction and continued to hold deposits in the range of the previous four quarters.  Our FX business continues to perform strongly, and we continue to bring in new clients.

Unfortunately, non-interest expenses including professional services, business development, data processing and equipment costs grew rapidly, indicating a need to implement further cost controls.  These expenses coupled with the absence of the one-time tax reduction enjoyed in the third quarter resulted in the quarter-over-quarter decrease in earnings.

In September we announced that our Board of Directors approved a $100 million share buy-back program in addition to the $50 million program approved in March, 2002.  The March program is complete, and under the September program we repurchased 3,276,000 shares for $59.7 million by the end of the fourth quarter.  Virtually all of the repurchases in the fourth quarter were executed through an accelerated stock repurchase program.  This program enabled us to acquire a large amount of stock at one time.

We have entered into forward contracts under this program.  We have an obligation to make open market purchases of stocks for a five-year period of time and use those shares to replace those sold to us by the counter party.  Timing and amount of those purchases are at our discretion subject only to completing ratable amounts as of the end of each year of the contract.  As of the end of 2002 less than 700,000 shares remained subject to the forward contracts.

Third quarter to fourth quarter average loan balances increased $31 million to $1.84 billion.  In addition to reporting the highest quarterly average loan balances in the history of our company, the period end balance of $2.1 billion represents the highest in our company’s history.  This continues to reflect our efforts to provide an increasing array of products to larger clients.

Fourth quarter net interest margin was 5.7%, down three basis points from the third quarter.  The ability to maintain margin despite the Fed interest rate cut was due to a combination of lower rates paid on interest earning deposits and increasing spreads over pricing indices on new business.  However, the Fed cut had a negative impact on the investment portfolio.  Through continued active management of the portfolio we managed to limit the yield decline to less than it otherwise would have been.  The decline in overall portfolio yield was 15 basis points.

Average deposits increased modestly by about $152 million to $3.1 billion.  It appears that deposits continue to stabilize in the $2.9 billion to $3.2 billion range.  As a further encouraging sign, period-end deposits increased about $341 million quarter-over-quarter.  A portion of this is due to year-end client window dressing.

Private equity securities investment write-downs in the fourth quarter had the worst showing of the year with $3.2 million gross and $1.4 million net.  Bancshares incurred $2.1 million in securities write downs in the third quarter.  But net of minority interest the impact on the company was only $300,000.  In addition, 92 new warrant contracts were collect in the fourth quarter; the same as in the third quarter.

Revenues of Alliant Partners, our investment banking subsidiary, were $3.5 million, up $2.3 million from last quarter.  Alliant’s pipeline continues to grow, and we expect their revenues to continue to be volatile but an upward trend over the long-term.  Alliant closed 37 deals in 2002, which is only slightly below the record of 39 set in 2000.

Non-interest expenses were up $1.8 million quarter-over-quarter.  The primary reasons for the increase were higher professional services costs primarily for legal expenses and auditing and compliance fees, increased data processing costs associated with higher volumes of transactions, and increased equipment costs related to the deployment of new online systems.  These items were partially offset by a lower incentive compensation accrual.

Management is seriously concerned about this increase in expenses, and it has implemented measures to reverse this trend.  For example, we have established a committee of senior management that must approve any hiring and is looking for opportunities to improve staffing efficiency.  We have tightened our expense policies, and we have designated some existing staff to more carefully review our ongoing spending.

Period-end private label client investments were approximately $8.5 billion compared to $8.2 billion in the third quarter.  The increase in period-end balances is encouraging as our efforts to attract great funds seems to have started to pay off.  However, average balances were down.  This in combination with a shift to less profitable products resulted in quarter-over-quarter revenue from our private label client investment and suite products decreasing $600,000 or 7.7%.

The bank enjoyed a good quarter and a good year in credit quality.  At 1% of gross loans, non-performing loans were relatively flat in the quarter and for the year.  The public software company that had accounted for $5 million of the non-performing loans in the third quarter paid down to less than $1 million. The remaining balance is expected to be collected from identified sources in the near-term.

Gross charge-offs were $28 million and $5 million for the fourth quarter.  Recoveries were $22 million for the year and $1 million for the quarter.  Recoveries during the year included collections from film loans charged off in 2000 and 2001.  Exclusive of the film recoveries, net charge-offs in 2002 were consistent with the $21 million forecast at the beginning of the year.

The Loan Loss Reserve ended the year at $70.5 million compared to $72.4 million at the beginning of the year.  The reserve represents 3.4% of gross loans and 345% of non-performing loans.  The Loan Loss Reserve is the mathematical derivation of our historical loss experience with very limited tolerance for professional judgment.

The Loan Loss Reserve grew rapidly in 1999 as a result of rising loan losses and the uncertainty related with Y2K.  In the year 2000 the bank was forced to retain a large reserve as a result of much larger loan losses stemming from the film and healthcare portfolios.  The ratio of Loan Loss Reserve to annual gross charge-offs has gone from 1.16 times, 1.87 times, 2.52 times in 2000, 2001 and 2002 respectively.  Relatively speaking, the

Loan Loss Reserve has been growing and Bancshares has one of the highest coverage levels in the industry.

The January 9, 2003 report of the Commission on Public Trust and Private Enterprise expressed concern about managing for short-term earnings.  Consistent with these comments, a number of leading companies have made the decision to stop providing earnings guidance.  These companies include Coke, Gillette, and Intel; among banks Zions, …, BankOne, and Goldman West have also announced this decision.

We think this is a good trend because we believe the pressure to meet guidance distracts management from focusing on longer-term objectives.  Nevertheless, we think that providing some guidance for the short-term gives our investors meaningful information about management’s view of the near-term.  Thus, we have decided to give only quarterly earnings forecasts going forward.  We expect first quarter earnings per share to be between $0.20 and $0.24.  We will try to provide more incite into our expectations of specific revenue and expense drivers.

2002 was a difficult one for Silicon Valley Bank.  It was difficult primarily because of the factors over which the bank has little control.  Specifically, interest rates remained at historical lows for the entire year and have trended lower.  This has compressed our net interest margin.  Funding levels for our client base have defined significantly thus making deposits more difficult to capture.

Stock market declined markedly.  That’s hurting valuations on equity investments and resulting Alliant revenues.  Yet we continue to acquire new customers and have held deposit balances reasonably steady for five consecutive quarters.  We have grown our loan portfolio to record levels.  We have maintained excellent credit quality.  We’ve taken numerous steps to improve the management of many aspects of our business.

We still have much to do.  We need to be more vigilant in our expense controls.  We need to further refine our capital base to be more in line with current earnings, and we need to keep pursuing opportunities that present themselves.  It’s difficult to know what the future will bring, but I am confident that the team at Silicon Valley Bancshares will do everything in its power to take maximum advantage of the resources at our command.

L. Bertolet	Thank you. In addition to Ken and Lauren, we have Harry Kellogg joining us and Dave Jones, our Chief Credit Officer, here to take any of your questions. I’d like to open it up for questions.

Coordinator	Our first question comes from Joe Morford.

J. Morford

Thanks.  Good afternoon, everyone.  Lauren, I wondered if you could talk about where the margin came at the end of the quarter, December 31st, and what your expectations may be for the first quarter with the full impact of the recent rate cut.

L. Friedman

Joe, I think that for the first quarter we expect some margin pressure.  We believe that we can mitigate a lot of it through continued growth of loan balances and shifting resources into more higher yielding assets, but we would expect to see, I’m just guessing, on the order of a 10 basis point drop in the margin in the first quarter.  With respect to the period-end balances, at the end of 2002 the margin was 5.27 in December.

J. Morford	Was there anything unusual that would have stuck to that? If you’re talking about maybe a 5.60 margin in the first quarter how do you get up from a 5.27 level at the end of December?

L. Friedman

There is something that does affect us in the fourth quarter and that is a huge amount of cash comes in that basically all we can do is put it in overnight money because it’s going to go right back out.  It brings the margin down in December.

J. Morford	It’s not necessarily appropriate to just look at the point in time number at December 31st because of that window dressing.

L. Friedman	I don’t think so.

J. Morford	Thanks. I’ll let others ask questions.

Coordinator	Our next question comes from Brian Harvey.

B. Harvey

Thank you.  Can you talk about the loan growth that you’ve seen more recently?  Can you talk about where it’s coming from later stage or earlier stage maybe with some numbers behind that, and with the later stage companies can you talk about the average size in loans that you’re looking to book and what sort of purposes that they’re for?

K. Wilcox

This is Ken.  I just wanted to say I normally would direct this question toward Marc Verissimo, but Marc is actually home sick today.  He’s been sick this week, so I’m going to ask Dave Jones, our Chief Credit Officer, to respond to that.

D. Jones

Thank you, Brian.  This is Dave Jones.  In response to your question, loan growth is coming from our technology and life science niches.  It is rather diverse amongst the technology and life science groups.  In terms of the later stage and the average transaction, we are comfortable with loan commitments in the $5 million, $10 million and $15 million range given that most of those loans will be secured by the accounts receivable and the strong repayment source that we have always enjoyed from accounts receivable lending.

B. Harvey

One other unrelated question.  Lauren, can you just talk about the tax rate?  Is the rate that we’re seeing here in the fourth quarter a good run rate, or are there other tax treatments that you’re working on right now to change that?

L. Friedman

Brian, that’s sort of a difficult question, but I’ll do my best.  Everything else being equal, yes, I’d say that probably the fourth quarter rate is a good run rate.  But we are always looking for good ways to take advantage of existing tax law where it gives us the ability to minimize what we legitimately owe the government.  So where there are opportunities that the government has in their law we intend to take advantage of them.  We will continue to look for those.  But yes, I think that certainly absent our finding something that the current run rate is reasonably good.

B. Harvey	Thank you.

Coordinator	Our next question comes from Gary Townsend.

G. Townsend	Good afternoon.

K. Wilcox	Good afternoon, Gary.

G. Townsend	I guess just one question. Are you all currently under any type of regulatory letter? Are you having to operate in any way restricted by the bank regulators?

K. Wilcox	Not at all, Gary.

G. Townsend	As I remember in perhaps it was third quarter you put in place a REIT with the objective of lowering tax rates. Is there an update on that?

L. Friedman

This is Lauren again.  The REIT is in place, and the REIT continues to function.  We had a tax savings of about $800,000 in 2002.  The amount of the tax saving will vary.  As interest rates come down that actually hurts us from a tax savings prospective.  The higher the rates the more effective the REIT is.  Yes, the REIT will continue, and we expect to see that continuing on indefinitely.

G. Townsend

You’ve talked about containing costs, and we’ve talked about this on the conference call before.  I notice, again, FTEs have trended up to a new record.  Can you give us some sense as to the approach that you’ll be taking beyond just committees and things to actually get the expenses under control and possibly even bring them down?

L. Friedman

Gary, Lauren again.  First of all, in the FTE numbers you need to be aware that Woodside Asset Management, an acquisition, of course has an impact on the FTE numbers.  Second, which I think more importantly, we have established a very senior level committee consisting of the Director of Human Resources, Marc Verissimo, our Chief Strategy Officer, and myself.  No one can hire anybody here at the bank without this committee’s approval.

Further, our general philosophy and our charge as a committee is to literally go through the bank department by department and look at staffing levels and identify areas where perhaps excess staffing exists and to then rectify that excess staffing situation.  We expect that during the course of 2003 our headcount excluding acquisitions or anything like that will go down.

G. Townsend	You surprised me, by the way, by being able to lower your average cost of funding. Congratulations on that. I didn’t think it would be possible.

L. Friedman	Thank you.

G. Townsend	Good day.

Coordinator	We have a question from Brock Vandervly.

B. Vandervliet

Thanks very much.  I’m surprised at the disconnect here between the results which I think are quite good in a number of important respects and the guidance for the first quarter.  You’re guiding us toward modest margin compression.  Where is the $0.06 or $0.08 air pocket in the earnings for Q1 coming from?

L. Friedman

Brock, it’s Lauren.  The first quarter has a number of things that are going on that are different.  For one thing, we expect that the provision for loan losses in the first quarter will be somewhat higher than it was in the fourth quarter.  Secondly, we think we’re going to see an up tick in operations expenses before they go down.

Specifically, I can actually explain that to you.  It’s more of an artifact of timing that it is a reality, and it has to do with compensation.  It has to do with the way the company’s 401(k) match works.  We’ve changed the way the program works to simplify it at Silicon Valley Bank, but the impact of the change in the way the 401(k) match work has a disproportionate affect on the first quarter.

Also, we are planning for higher levels of incentive compensation accrual in 2003.  That will have a disproportionate effect on the first quarter as we are looking to grow revenues in several of our business lines throughout the course of the year.

B. Vandervliet	On the 401(k) issue, is that a Q1 truing up, if you will, or will there be an ongoing impact of that?

L. Friedman

It should happen every Q1.  It isn’t a truing up.  The switch-over costs between the planner are inconsequential.  But the way the match works is the larger part of the match occurs early on in the year rather than ratably throughout the year.  It’s something you’ll see every first quarter.

B. Vandervliet	Thank you.

Coordinator	We have a question from Charlotte Chamberlain.

C. Chamberlain

Good afternoon.  Following on with the last question, is it reasonable to assume then Lauren that the $0.06 air pocket on the previous question you were asked about that that should dissipate?  Should we regard that as a one-time event?  Also, with Alliant it seems to me that the $3.6 million is somewhat less than my recollection is that you were originally expecting.

Finally, this is the time of year when, at least last year your annual exam finished and you got your exam report.  I was wondering if that was the same this year, and if you’ve gotten your final exam report and that’s basically over for another 12 months.  Thanks very much.

L. Friedman

Hello, Charlotte.  It’s Lauren again.  Let me try to answer those in the order that I can remember them.  We have not received the exam report yet.  We have no indications there are any material issues that are going to be in the exam report.

As far as the trying to go from quarter-to-quarter next year, I don’t want to try to predict the second quarter or the third quarter or the fourth quarter.  That’s exactly what we’re trying to get away from.  I do believe that first quarter is low by comparison to what we’re expecting for other quarters.  I think that’s really about all I want to say about that.

C. Chamberlain

Let me back up.  The $0.06 air pocket, how much of that would you say is a one-time thing for the first quarter?  We’ll do the numbers as we see them, but how much of that is just do you think just a first quarter thing?

L. Friedman

The provision part of it is ongoing.  The provision is going to be higher every quarter in 2003 than it was in 2002 because we are not expecting an entertainment loan recovery.  If it does, we’ll be pleasantly surprised.  But even if it happens it won’t be of the magnitude of what we had this year.  So we would expect the provision to be higher each quarter than it was this year.  The issue related to the 401(k) is a first quarter issue only.  I’m sorry, Charlotte, but I don’t remember your other question.

C. Chamberlain	You told us about the regulators.

L. Friedman	Charlotte, I have to help you here.

C. Chamberlain	It’s about Alliant.

L. Friedman

You are correct in that we did forecast about I think $4 million to $4.5 million for Alliant for the fourth quarter, and they were at about $3.5 million.  So they were not up to what we had forecast.  But Alliant, in their defense, had really almost a remarkable year when you look at what happened in the M&A business in general.

The M&A business was off about 80%.  You look at Alliant.  Alliant did almost as many deals as they’ve ever done in their history.  Part of the good thing about Alliant is that they have referred business to the commercial bank, to the private bank, to the merchant bank, and the merchant bank, the private bank, and the commercial bank have referred business to Alliant.

C. Chamberlain	For Alliant if we add up their contributions to revenue this year it’s roughly about $5 million?

L. Friedman	No. Roughly about $12 million.

C. Chamberlain	Is that a reasonable run rate for next year?

L. Friedman	We think that Alliant revenues will be higher in 2003.

C. Chamberlain	Thanks very much.

L. Friedman	Thank you.

Coordinator	Our next question comes from Ed Najarian.

E. Najarian

Good evening, everyone.  Just a couple of quick questions.  Lauren, how should we be thinking about repurchases going forward?  I know you sort of had that whole accelerated repurchase, but can you sort of put that in layman’s terms about how we might think about the share base going forward either declining or staying steady?  Secondarily, are there any assumption of venture capital losses baked into your $0.20 to $0.24?  Thanks.

L. Friedman

Yes, we are assuming some ongoing venture capital losses.  We have no ability to tell you how much venture capital losses are going to be in any given quarter.  Like anything else we have to wait and see what happens.  We go through a very rigorous process every single quarter of looking at our venture capital investments and evaluating them, and the results are what they are.  But looking at the broader economy I think that it would be hard to say that we do not expect that there are continued losses in venture capital, and yes, indeed we have some in our forecast for the first quarter.

As far as the buy back is concerned, before we do additional stock repurchases what we will do is finish covering the current ASR.  It’s largely covered already.  We’re down to 700,000 shares as of the end of the year, and I think we’ll finish covering that reasonably soon.

E. Najarian	The share base doesn’t go down any further until you finish covering that 700,000 that’s left. Once you’re done with that then you’re clean to do more, I guess. Is that the way to look at it?

L. Friedman

It could.  There’s nothing to prevent us from going out and let’s say stopping covering on the ASR and just going out and doing open market purchases or for that matter entering into another ASR tomorrow and then covering them both over time.  We actually could do that.  I think we’re of a mind probably to finish covering this ASR and then make a decision as to how to proceed, but I wouldn’t swear to that.

E. Najarian	Thank you.

Coordinator	Our next question comes from Joe Moreford.

J. Morford

Dave, I was wondering if you could just update us on the trends within the telecom portfolio and quantify what the exposure is there.  Also, going back to the provision question, it sounds like maybe you’ll be just covering charge-offs going forward and maybe the reserves can be draining down with growth and the portfolio is set, fair to say?

D. Jones

Joe, this is Dave responding to your questions.  In the December period the outstanding debt in telecom and wireless portfolios aggregated were $105 million.  That would be down $5 million to $10 million since the third quarter, so that portfolio continues to move in the right direction given the current industry standards.

In terms of the provision, as you know, our allowance is determined by the historical loss.  As charge-offs increase, then it will compel a higher level of allowance.  As charge-offs decrease, as they have over these past eight quarters, then it will be driving the reserve down.  The possibility exists that as long as we continue the current trend of lower level charge-offs that there could be further slight decreases in the allowance, just as we experience in 2002 when the allowance was drawn down by $1.9 million over the year.  So depending upon the charge-off experience maybe not a full one to one provision to net charge-off experience.

J. Morford	Are you still projecting charge-offs around the 1% of loan level?

D. Jones	I was very happy with our results in 2002, which would be right about the 1% net of film recovery. So I would be pleased with that if we could achieve it.

J. Morford	Thanks very much.

Coordinator	Lee Calfo, you may ask your question.

L. Calfo

Hello.  Question was about the private label investment fees.  You said that the balance of the private label fees went up a little this quarter, but because the clients are invested in lower fee for you products you earned less money from them.  Can you explain maybe in a little more detail why that went down, if you expect it to continue, or what was the driver of that going down?

L. Friedman

Lee, it’s Lauren again.  Let me try to clarify the numbers a little bit, and I think Ken would probably have a comment on this as well.  What happened with private label client investments is the average balances were down.  The period-end balances were up.  Actually, what we saw during the course of the quarter was increasing balances but starting from a relatively low base.  The combination of lower balances and a shift to products that are less profitable for us is what caused the decline in profitability.

First of all, one quarter does not make a trend.  I’m a little bit leery of saying that balances are going to begin to grow, but there certainly is some evidence of that.  We have been putting in a lot of effort to try to make our balances grow, and we of course have set up the new broker dealer subsidiary, SVB Securities, that is actively soliciting business so not only did they grow, but we have reason to understand that we made an effort to grow them.

One of things that we are doing is we are going after relatively larger clients for the private label client investments.  They tend to migrate toward better yielding products for them which tend to be less profitable to us.  Let me turn it over to Ken and let him continue on with that.

K. Wilcox

That was a fine answer unless you have a further question in that regard.  I was going to say pretty much exactly what Lauren had said and that is very simply that there are a variety of different products and those products that are available to those people with larger balances typically are higher yielding which equates for us to lower fees.

L. Calfo	Thank you for the explanation.

Coordinator	We have a question from Campbell Cheney.

C. Cheney

Good afternoon.  I think, Lauren, you’re talking about taking some of the control of expenses and put it into the senior management committee.  Have you looked at consolidating some of your offices as part of that project?  If you aren’t going to do that can you give us some color about why not?

K. Wilcox

Let me answer that if you would please.  Yes, we have looked at that, and we continue to look at that on a regular basis.  In fact, we have a pretty sophisticated profitability reporting system that enables us to tell with pretty close to absolute certainty exactly what the profit contribution of each one of the various offices is.

In point of fact, all of the offices are contributing in a significant way to profitability relative to their size.  The offices are extremely inexpensive to run because they’re all in leased facilities, and with the exception of a couple of markets, most of the leased facilities are relatively inexpensive.  So the offices themselves are all very profitable.

C. Cheney	Thank you.

Coordinator	Our next question comes from KC Ambrect.

KC. Ambrect	Thank you very much. Two questions for you; first, could you go ahead and update us on what your outlook is for VC investment levels for 2003?

K. Wilcox	I’m going to direct that question to Harry Kellogg who is the head of our merchant bank, which includes all of our venture capital related activities.

H. Kellogg

Thank you, Ken.  We’re looking for VC funding this year to be somewhere in the $12 billion to $15 billion range.  We don’t have the numbers for the fourth quarter yet from most of our sources.  The flash numbers there are somewhere in the $4.5 billion range.  For our planning purposes we’re forecasting somewhere $12 billion and $15 billion.

KC. Ambrect	I know you looked at gross share of that, but that’s down from previous expectations of $15 billion to $20 billion, right?

H. Kellogg	Yes, it is.

KC. Ambrect	Secondly, what happens to the margin, Lauren, if we get another rate cut, let’s say 25?

L. Friedman

KC, let’s hope that doesn’t happen.  We are doing everything in our power to maintain margin.  Every time the fed cuts it makes it more difficult, so I think the answer is it has to have a negative impact on our margin.  There are so many things you can do to maintain margin as rates decline, and I think we’ve tried just about everything we can.  Certainly, if we can come up with something else we will find it.

KC. Ambrect	Thank you very much.

Coordinator	Our final question comes from Gary Townsend.

G. Townsend

Hello again.  David, Lauren, in part of the earlier presentation in explaining the air pocket 21% decline in earnings that are projected for the first quarter there was going to be additional provisioning expense.  David, perhaps you could just expand on that somewhat.  I’m just curious how we go from a relatively low provision to a higher one in the first quarter. What’s causing that?

D. Jones

Gary, this is Dave responding.  In terms of the fourth quarter activity the provision was very minimal, maybe in the ballpark of $1 million given that our model forced us to drill down the overall allowance.  What we cannot predict with accuracy and certainty is what the model with drive for the first quarter until we have the loss experience for the first quarter in hand.  If we were to have a net charge-off experience in the $4 million, $5 million, maybe as high as $6 million range and the model didn’t drive us lower in terms of the overall allowance, then we would have a $4 million, $5 million or $6 million provision expense to maintain the allowance.  That’s what it was that Lauren was speaking to.

G. Townsend	In the quarter just completed there’s about $4.3 million in charge-offs?

D. Jones	Yes, it was.

G. Townsend	What were the total charge-offs and recoveries?

D. Jones	Gross charge-offs in the fourth quarter, if that is your question, were $5.4 million, and recoveries in the fourth quarter were $1.1 million.

G. Townsend	Thank you.

D. Jones	You’re welcome.

Coordinator

That concludes today’s conference.  Thank you all for joining.  If you would like to access a replay of today’s conference, you can do so by dialing 1-888-562-5418, and that replay will be available until February 16, 2003 at 8:00 p.m. Central Time.  Again, thank you all for joining.